UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2006

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 407-650-1000

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

Trancas Capital, LLC

On September 6, 2006, we entered into an asset purchase agreement to acquire 12 properties from Trancas Capital, LLC (“Trancas”), a real estate and management operating company specializing in family entertainment centers, for a purchase price of $40.0 million, excluding closing costs. The 12 properties range in size from five to 14 acres and feature various combinations of activities such as miniature golf, go-karts, video arcades, laser tag, batting cages, bumper boats, paint ball, rock climbing, amusement rides and food service. On September 6, 2006, we provided a refundable deposit of $250,000. The following table sets forth the brand name and location of the properties.

Name	Location

Zuma Fun Center	Charlotte, North Carolina

Zuma Fun Center	Knoxville, Tennessee

Zuma Fun Center	North Houston, Texas

Mountasia Family Fun Center	North Richland Hills, Texas

Zuma Fun Center	South Houston, Texas

Grand Prix Tampa	Tampa, Florida

Fiddlesticks Fun Center	Tempe, Arizona

Funtasticks Fun Center	Tucson, Arizona

Camelot Park (subject to a ground lease)	Bakersfield, California

Putt Putt Fun Center (subject to a ground lease)	Lubbock, Texas

Putt Putt Fun Center (subject to a ground lease)	Raleigh, North Carolina

Fiddlesticks Fun Center (subject to a ground lease)	Scottsdale, Arizona

Upon closing, we will lease our interests in all 12 properties to an affiliate of Trancas, which affiliate currently operates, and will continue to operate, nine of the 12 properties. The Raleigh, Lubbock and Tampa properties are currently, and will continue to be, operated by third-party operators pursuant to three separate leases with the Trancas affiliate. The three third-party leases will be amended to reflect that they are subject to certain conditions of the lease to be entered into at closing between us and the Trancas affiliate.

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Subject to the terms of the existing ground leases for the Raleigh, Lubbock, Scottsdale and Bakersfield properties, the leases for all properties will have a 30-year initial term, with two 10-year extension options. The minimum annual rent for these properties is expected to be approximately $3.7 million in the initial year. Additional rent is expected to be a negotiated percentage of incremental total revenue over a threshold. Pursuant to the asset purchase agreement, closing is scheduled to occur between October 6, 2006 and October 23, 2006. All leases will be cross-defaulted.

The acquisition of these 12 properties is subject to the fulfillment of certain conditions which include the completion of our due diligence review and the completion of customary closing conditions. The acquisition of certain of these properties is also conditioned on the negotiation of the operating leases between us and the Trancas affiliate, and the consent of the ground lessors at the Raleigh, Lubbock, Scottsdale and Bakersfield properties. There can be no assurance that any or all of these conditions will be satisfied or, if satisfied, that the properties will ultimately be acquired.

Item 8.01 Other Events

Management

On August 18, 2006, R. Byron Carlock, Jr. was appointed Chief Executive Officer of our Advisor, CNL Income Corp. As previously reported, Mr. Carlock also serves as our Chief Executive Officer.

Acquisition

We previously entered into an asset purchase agreement to acquire Bear Creek Golf Course in Dallas, Texas (the “Bear Creek Property”). On September 8, 2006, we acquired the Bear Creek Property from an affiliate of Woodbine Development Corporation for a purchase price of $11.1 million, excluding closing costs, by acquiring a long-term leasehold interest in the real property from the Dallas/Fort Worth International Airport Board, along with improvements to the property.

Also on September 8, 2006, we subleased the Bear Creek Property to an affiliate of Billy Casper Golf, LLC, a golf course investment and management company, to operate the two 18-hole golf courses. The lease has a term of 22 years with four 5-year renewal options. The minimum annual rent is expected to be approximately $1.0 million in the initial year and to increase annually to a maximum of $1.1 million. Beginning in year three of the sublease, additional rent is expected to be a negotiated percentage of incremental total revenue over a threshold.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from

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those set forth in the forward-looking statements. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2006	CNL INCOME PROPERTIES, INC.

	By:	/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Chief Financial Officer

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